Exhibit 99

Press Release

Contacts:	Terry Sanford, CFO
FOR IMMEDIATE RELEASE	Carriage Services, Inc.
713-332-8400

Ken Dennard / Kip Rupp
DRG&E / 713-529-6600
CARRIAGE SERVICES ANNOUNCES
EXECUTIVE MANAGEMENT CHANGES
September 16, 2008 – HOUSTON – Carriage Services, Inc. (NYSE: CSV) announced today a series of senior management changes as follows:
•	Senior Vice President and Chief Financial Officer – Terry Sanford, who has been with Carriage for twelve years, has been promoted to Senior Vice President and Chief Financial Officer and will retain his position as Chief Accounting Officer.

•	Senior Vice President and Chief Operating Officer — Jay Dodds, who has been with Carriage for fourteen years, has been promoted to Senior Vice President and Chief Operating Officer.

•	Senior Vice President and General Counsel — Brad Green, who has been with Carriage for two years, has been promoted to Senior Vice President and General Counsel.
Melvin C. Payne, Chairman and Chief Executive Officer, stated, “Terry Sanford has proven himself with Carriage as Chief Accounting Officer and will now be working with me on financing our future growth and allocating our capital in ways that will maximize shareholder value. Jay is a seasoned and highly respected operational leader who knows our entire portfolio well and is committed to continued improvement in the execution of our Standards Operating and 4E Leadership Models. I will step away from the day to day operations and focus more of my time on growth strategies, especially acquisitions.
“Brad Green has been an impact player with our company in the last two years in many ways beyond his role as General Counsel and will be working closely with me on our human resources, training, leadership and growth strategies,” added Payne. “Skip Klug, Senior Vice President and Chief Information Officer, and Kevin Musico, Vice President – Strategic Development, round out our Executive Team. These senior management changes position Carriage well for what we believe will be numerous opportunities for growth, as consolidation of our industry is expected to accelerate over the next few years.”

Carriage Services is a leading provider of death care services and products. As of September 16, 2008, Carriage operates 136 funeral homes in 25 states and 32 cemeteries in 11 states.
Certain statements made herein or elsewhere by, or on behalf of, the company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions that the company believes are reasonable; however, many important factors, as discussed under “Forward- Looking Statements and Cautionary Statements” in the company’s Annual Report and Form 10-K for the year ended December 31, 2007, could cause the company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the company. A copy of the company’s Form 10-K, and other Carriage Services information and news releases, are available at http://www.carriageservices.com.
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